Exhibit 99.1

FOR IMMEDIATE RELEASE
JANUARY 16, 2015

Notice of Proposed Voluntary Dismissal of Derivative Action

OKLAHOMA CITY, JANUARY 16, 2015 - This notice relates to a proposed voluntary dismissal of a shareholder derivative action and is being given pursuant to an order of The U.S. District Court for the Western District of Oklahoma. The purpose of the notice is to advise Chesapeake shareholders that plaintiff, M. Lee Arnold, in the below referenced action wishes to voluntarily dismiss the case. Additional information on the action and right to intervene can be found below.

On September 6, 2011, M. Lee Arnold filed a purported shareholder derivative complaint in the U.S. District Court for the Western District of Oklahoma, Arnold v. McClendon et al., Case No. CIV-11-986, against members of the Company’s board of directors (the “Derivative Action”). The Derivative Action alleges a cause of action for breach of fiduciary duty and failure to exercise oversight responsibilities against all defendants for alleged violations of Sections 11, 12 and 15 of the Securities Act of 1933 in connection with disclosures and alleged failures to disclose information in the registration statement and prospectus for the Company’s July 2008 common stock offering, which was the subject of an earlier-filed securities class action, United Food and Commercial Workers Union v. Chesapeake Energy Corporation et al., Case No. CIV-09-1114 (the “Securities Class Action”).

Because the disclosure claims in the Securities Class Action were based on the same essential facts and issues, the parties to the Derivative Action agreed to stay proceedings pending resolution of the Securities Class Action. On February 13, 2013, the Securities Class Action was dismissed on summary judgment, and on August 8, 2014 the dismissal of the Securities Class Action was affirmed by the 10th Circuit Court of Appeals.

In light of the dismissal of the Securities Class Action, Plaintiff has sought leave to voluntarily dismiss the Derivative Action. On November 20, 2014, the parties filed a Joint Stipulation Voluntarily Dismissing the Action Without Prejudice. This notice of the proposed voluntary dismissal of the Derivative Action will be posted in the Investor Relations section of Chesapeake’s website for two weeks. Chesapeake shareholders are hereby advised:

Chesapeake shareholders may intervene and continue prosecution of the Derivative Action. Any shareholder who wishes to intervene must file a motion with the U.S. District Court for the Western District of Oklahoma, 200 NW 4th Street, Oklahoma City, Oklahoma, 73102, not later than February 9, 2015. Any motion to intervene must be filed in writing, and must include: (i) the caption of the Derivative Action; (ii) the name of the shareholder; (iii) proof or certification of the date the intervening shareholder purchased Chesapeake stock, and that the intervening shareholder has held its shares continuously since the date of purchase, and (iv) a statement of the basis for the intervention.

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INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8859	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154